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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 5)


                              BANCFIRST CORPORATION
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    05945F103
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                                 (CUSIP Number)

                                December 31, 2005
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP NO. 05945F103                   13G                            PAGE 2 OF 4
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  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Investors Trust Company -- 73-0737662
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  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
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  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Oklahoma
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                     5     SOLE VOTING POWER

                           93,118
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 180,265
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   385,281
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           180,265
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  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        565,546
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  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.23%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        BK
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CUSIP NO. 05945F103                   13G                            PAGE 3 OF 4
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ITEM 1.

         (a)   Name of Issuer:  BancFirst Corporation

         (b)   Address of Issuer's Principal Executive Offices:
                    101 North Broadway
                    Suite 200
                    Oklahoma City, OK 73102

ITEM 2.

         (a)   Name of Persons Filing: Investors Trust Company

         (b)   Address of Principal Business Office or, if none, Residence:
                    1202 North Tenth Street
                    Duncan, OK 73533

         (c)   Citizenship: Oklahoma

         (d)   Title of Class of Securities: Common Stock

         (e)   CUSIP Number: 04945F103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS. SS. 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a)   [ ]  Broker or dealer registered under section 15 of the Act
                    (15 U.S.C. 78o).

         (b)   [X]  Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

         (c)   [ ]  Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c).

         (d)   [ ]  Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)   [ ]  An investment adviser in accordance with ss. 240.13d-
                    1(b)(1)(ii)(E);

         (f)   [ ]  An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(a)(ii)(F);

         (g)   [ ]  A parent holding company or control person in
                    accordance with ss. 240.13d-1(b)(1)(ii)(G);

         (h)   [ ]  A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)   [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)   [ ]  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

             a. Amount Beneficially Owned: 565,546

             b. Percent of Class: 7.23%

             c. Number of shares as to which the person has:

                (i)   sole power to vote or to direct the vote: 93,118


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CUSIP NO. 05945F103                   13G                            PAGE 4 OF 4
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                (ii)  shared power to vote or to direct the vote: 180,265

                (iii) sole power to dispose or to direct the disposition of:
                      385,281

                (iv)  shared power to dispose or to direct the disposition of:
                      180,265

         All of the foregoing shares are held by Investors Trust Company in its fiduciary capacity as trustee or co-trustee of various trusts.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         By signing below, the undersigned certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2006.

                                           INVESTORS TRUST COMPANY

                                           By: /s/ John R. Braught
                                               ----------------------------
                                               John R. Braught, President



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